Exhibit 99.3
This exhibit contains excerpts from the preliminary offering memorandum, dated June 28, 2006, relating to our offering of senior subordinated notes in a private placement and the slide presentation we intend to use in connection with marketing the senior notes to eligible investors. Neither this exhibit nor the information contained herein shall constitute an offer to sell or a solicitation of an offer to buy the notes. Such offers are being made only pursuant to the preliminary offering memorandum.

On June 27, 2006, we entered into an agreement to acquire all the outstanding equity interests in Alberta Investments, Inc. and Alliance Haulers, Inc. for $165 million, subject to specified adjustments. We refer to this transaction as the “Alberta acquisition.” We refer to our senior subordinated notes offering and our anticipated borrowing under our senior secured credit facility to finance a portion of the Alberta acquisition as the “financing transactions.” References to “pro forma” in this exhibit mean on a pro forma basis, giving effect to the Alberta acquisition and related financing transactions.

On a pro forma basis, California, New Jersey, Michigan and Texas would have represented 33%, 14%, 8% and 30%, respectively, of our net sales for the year ended December 31, 2005.

On a pro forma basis for the year ended December 31, 2005, the combined concrete plants and aggregates facilities we owned as of that date and those of Alberta Investments would have produced approximately 8.6 million cubic yards of ready-mixed concrete, 4.8 million eight-inch equivalent block units and 2.8 million tons of aggregates.

We expect that the percentage of our revenues attributable to residential construction contractors will moderately increase as a result of the completion of the Alberta acquisition.

In the year ended December 31, 2005, Alberta Investments generated combined revenues, net income and EBITDA (as defined on page 12) of $170.6 million, $9.4 million and $23.8 million, respectively. On a pro forma basis for the 12 months ended March 31, 2006, we would have generated revenues, net income and EBITDA of $803.9 million, $21.4 million and $85.8 million, respectively, and would have produced 8.1 million cubic yards of ready-mixed concrete.

The following table presents a reconciliation of our EBITDA to our net income (loss) for each of the periods indicated. Pro forma net income and EBITDA for the 12 months ended March 31, 2006 exclude management fees of $710,000 paid to a controlling affiliate of Alberta Investments in 2005. Payment of the management fee will discontinue upon completion of the Alberta acquisition.

Pro Forma
12 Months Ended
March 31,
2006

Net income (loss)	$21,406
Plus:
Income tax provision (benefit)	13,855
Interest expense, net	27,245
Loss on early extinguishment of debt	—
Depreciation, depletion and amortization expense	23,271

EBITDA	$85,777

We compute Alberta Investments’ EBITDA as net income plus income tax provision, management fee, interest expense and depreciation and depletion expense. The following table presents a reconciliation of Alberta Investments’ EBITDA to net income for the year ended December 31, 2005 and the 12 months ended March 31, 2006. Alberta Investments’ EBITDA excludes management fees of $705,000 paid to a controlling affiliate of Alberta Investments in 2005 and $710,000 for the 12 months ended March 31, 2006. Payment of the management fee will discontinue upon completion of the Alberta acquisition.

	Year Ended	12 Months Ended
	December 31,	March 31,
	2005	2006

Net income	$9,377	$11,235
Plus:
Income tax provision	4,733	5,513
Management fee paid to a controlling affiliate	705	710
Interest expense	939	993
Depreciation and depletion expense	8,022	8,159

EBITDA	$23,776	$26,610

The Alberta acquisition represents a significant expansion of our overall business and particularly of our operations in the Dallas/Fort Worth Metroplex. This acquisition is consistent with our strategy of acquiring well-established businesses that provide meaningful potential for operational and cost-efficiency opportunities and bolster our ability to achieve market-leading positions. Specifically, we expect to realize the following strategic benefits through the Alberta acquisition:

•	significantly expand our existing operating footprint in the attractive Dallas/Fort Worth Metroplex market and gain a leading position in that market;

•	achieve market-leading positions in new, attractive geographic markets in North and West Texas as well as increasing our overall presence in Texas;

•	increase our overall production volumes by 43%, revenues by 29% and EBITDA by 44% on a pro forma basis for the 12 months ended March 31, 2006;

•	obtain the potential to realize cost savings and operational efficiencies;

•	further our strategy of vertically integrating into the aggregates business to complement our ready-mixed concrete operations;

•	obtain access to bulk hauling services for delivery of raw materials, including aggregates and cement, to our concrete production operations in Texas; and

•	enhance our experienced and proven operational management team.

Prior to the closing of the Alberta acquisition, we intend to make a $33 million secured loan to a subsidiary of Alberta Investments to enable it to make a distribution to its parent entity. The amount of this loan will be due and payable after two days or, if the closing of the Alberta acquisition occurs, will offset a portion of the purchase price we will pay at the closing.

Upon the completion of the Alberta acquisition and the financing transactions, assuming such transactions had closed on March 31, 2006, we expect to incur an additional $111.7 million of debt.

As of May 31, 2006, approximately 40% of our employees were covered by collective bargaining agreements, which expire between 2006 and 2010.

On a pro forma basis, we estimate that as of March 31, 2006 our goodwill would have represented approximately 40.2% of our total assets.

12 months ended March 31, 2006
Pro Forma Data:
Ratio of EBITDA to cash interest expense	3.2x
Ratio of total debt to EBITDA	3.6x

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization at March 31, 2006 on a historical basis and on a pro forma basis to give effect to the Alberta acquisition and the financing transactions that will fund a portion of the purchase price for the Alberta acquisition.

	March 31, 2006
		Pro Forma
		for the
		Acquisition and
		the Financing
	Actual	Transactions
	(Unaudited; dollars in thousands)

Cash and cash equivalents(1)	$109,178	$50,371

Debt:
Senior secured credit facility(2)	$—	$23,000	(3)
8 3/8% senior subordinated notes	200,000	275,000	(3)
Other debt and capital lease obligations(4)	840	14,532
Total debt (including current maturities)	200,840	312,532
Stockholders’ Equity:
Preferred stock	—	—
Common stock	38	38
Additional paid-in capital	259,063	259,063
Retained earnings	13,930	13,930
Treasury stock, at cost	(965)	(965)

Total stockholders’ equity	272,066	272,066

Total capitalization	$472,906	$584,598

(1)	Subsequent to March 31, 2006, we used approximately $22.8 million of cash to fund acquisitions completed in April and June 2006.

(2)	As of March 31, 2006, we had $70.1 million of available credit under our revolving credit facility, net of outstanding letters of credit of $14.1 million.

(3)	Assumes we issue $75.0 million in aggregate principal amount of notes at 100% of their face amount. If we were to issue an additional $1.0 million in aggregate principal amount of notes, the amount of our outstanding notes would increase correspondingly and the amount of our borrowings under our senior secured credit facility would decrease by $0.98 million.

(4)	Excludes approximately $1.5 million of capital lease obligations we assumed in connection with our acquisitions completed in April 2006.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial information reflects our historical results as adjusted on a pro forma basis to give effect to the Alberta acquisition and the financing transactions, which are being completed to fund a portion of the purchase price of the Alberta acquisition. The unaudited pro forma balance sheet information gives effect to these transactions as if they occurred on March 31, 2006. The unaudited pro forma combined statement of operations information for the year ended December 31, 2005 and the three months ended March 31, 2006 gives effect to these transactions as if they occurred on January 1, 2005, and the unaudited pro forma combined statement of operations information for the 12 months ended March 31, 2006 gives effect to these transactions as if they occurred on April 1, 2005. The pro forma adjustments are based on available information and assumptions that our management believes are reasonable and are described in the related notes. The pro forma adjustments do not give effect to several other acquisitions, including the two acquisitions we completed in April 2006 and one acquisition we completed in early June 2006, as these acquisitions were not of a level of significance (either individually or collectively) so as to require their pro forma effects to be reflected in the following unaudited pro forma financial information pursuant to the rules and regulations of the SEC governing the preparation of pro forma financial information.

The historical statement of operations information for the year ended December 31, 2005 is derived from the audited consolidated financial statements of U.S. Concrete and Alberta Investments. The historical statement of operations information for the three and 12 months ended March 31, 2006 and the historical balance sheet information as of March 31, 2006 is derived from the unaudited consolidated financial statements of U.S. Concrete and Alberta Investments. We have provided the historical information regarding us and our subsidiaries and the assumptions and adjustments for the pro forma information, and Alberta Investments has provided the historical information regarding Alberta Investments, its subsidiaries and Alliance Haulers.

The unaudited pro forma combined financial statements are presented for informational purposes only and are not necessarily indicative of the combined financial position or results of operations which would have been realized had the transactions been effective as of or for the periods presented or the combined financial position or results of operations of U.S. Concrete and its subsidiaries (including the entities to be acquired in the Alberta acquisition) in the future. The unaudited pro forma combined financial information as of and for the periods presented may have been different had the transactions actually been completed as of or during the periods.

The pro forma adjustments reflecting the Alberta acquisition under the purchase method of accounting are based on various preliminary estimates and assumptions. The actual adjustments to our consolidated financial statements upon consummation of the Alberta acquisition and the allocation of the purchase price will depend upon a number of factors, including additional financial information available at such time, purchase price adjustments under the stock purchase agreement relating to the acquisition, changes in values, final appraisals of land and equipment and changes in the operating results of the entities to be acquired between the date of preparation of this pro forma financial information and the effective time of the acquisition. Accordingly, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible that the differences could be material.

You should read the unaudited pro forma combined financial information in conjunction with the historical financial statements and related notes of U.S. Concrete and Alberta Investments.

U.S. CONCRETE, INC.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET
March 31, 2006

			Pro Forma
	U.S.	Alberta	Offering and
	Concrete,	Investments,	Financing		Acquisition
	Inc.	Inc.	Adjustments		Adjustments		Combined
	(In thousands)

ASSETS
Current Assets:
Cash and cash equivalents	$109,178	$710	$95,257	2(a)	$(154,774)	3(a)	$50,371
Trade accounts receivable, net	78,419	20,899	—		—		99,318
Inventories	24,608	3,581	—		—		28,189
Prepaid expenses	4,165	1,243	—		—		5,408
Other current assets	13,907	524	—		—		14,431

Total current assets	230,277	26,957	95,257		(154,774)		197,717

Properties, plant and equipment, net	149,584	55,286	—		11,574	3(b)	216,444
Goodwill	182,856	6,185	—		99,330	3(c)	288,371
Other assets	11,479	21	2,743	2(b)	500	3(d)	14,743

Total assets	$574,196	$88,449	$98,000		$(43,370)		$717,275

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$390	$4,600	$—		$—		$4,990
Accounts payable	36,011	9,492	—		—		45,503
Accrued liabilities	43,087	3,951	—		818	3(e)	47,856

Total current liabilities	79,488	18,043	—		818		98,349

Long-term debt, net of current maturities	200,450	9,092	98,000	2(a)	—		307,542
Other long-term obligations and deferred credits	5,039	787	—		—		5,826
Deferred income taxes	17,153	11,768	—		4,571	3(f)	33,492

Total liabilities	302,130	39,690	98,000		5,389		445,209

Stockholders’ equity:
Common stock	38	1	—		(1)	3(g)	38
Additional paid-in capital	259,063	1,450	—		(1,450)	3(g)	259,063
Treasury stock, at cost	(965)	—	—		—		(965)
Retained earnings	13,930	47,308	—		(47,308)	3(g)	13,930

Total stockholders’ equity	272,066	48,759	—		(48,759)		272,066

Total liabilities and stockholders’ equity	$574,196	$88,449	$98,000		$(43,370)		$717,275

See Notes to Unaudited Pro Forma Combined Financial Information

U.S. CONCRETE, INC.

UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
For the Quarter Ended March 31, 2006

			Pro Forma
		Alberta	Offering and
	U.S.	Investments,	Financing		Acquisition
	Concrete, Inc.	Inc.	Adjustments		Adjustments		Combined
	(In thousands)

Sales	$139,594	$47,555	$—		$—		$187,149
Cost of goods sold before depreciation, depletion and amortization	120,796	39,719	—		—		160,515
Selling, general and administrative expenses	15,434	1,515	—		(165)	3(i)	16,784
Depreciation, depletion and amortization	4,176	2,153	—		(8)	3(h)	6,321

Income (loss) from operations	(812)	4,168	—		173		3,529
Interest income	696	—	—		(696)	3(j)	—
Interest expense	4,632	215	2,037	2(c)	—		6,884
Other income, net	387	241	—		—		628

Income (loss) before income tax provision (benefit)	(4,361)	4,194	(2,037)		(523)	3(k)	(2,727)
Income tax provision (benefit)	(1,660)	1,322	(794)	2(c)	44	3(h)	(1,088)

Net income (loss)	$(2,701)	$2,872	$(1,243)		$(567)		$(1,639)

See Notes to Unaudited Pro Forma Combined Financial Information

U.S. CONCRETE, INC.

UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
For the Year Ended December 31, 2005

			Pro Forma
		Alberta	Offering and
	U.S.	Investments,	Financing		Acquisition
	Concrete, Inc.	Inc.	Adjustments		Adjustments		Combined
	(In thousands)

Sales	$575,655	$170,654	$—		$—		$746,309
Cost of goods sold before depreciation, depletion and amortization	472,010	143,282	—		—		615,292
Selling, general and administrative expenses	54,028	5,507	—		(705)	3(i)	58,830
Depreciation, depletion and amortization	13,591	8,022	—		559	3(h)	22,172

Income from operations	36,026	13,843	—		146		50,015
Interest income	857	—	—		(857)	3(j)	—
Interest expense	18,172	939	7,815	2(c)	—		26,926
Other income, net	2,022	1,206	—		—		3,228

Income before income tax provision	20,733	14,110	(7,815)		(711)	3(k)	26,317
Income tax provision	8,121	4,733	(3,048)	2(c)	269	3(h)	10,075

Net income (loss)	$12,612	$9,377	$(4,767)		$(980)		$16,242

See Notes to Unaudited Pro Forma Combined Financial Information

U.S. CONCRETE, INC.

UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
For the 12 Months Ended March 31, 2006

			Pro Forma
		Alberta	Offering and
	U.S.	Investments,	Financing		Acquisition
	Concrete, Inc.	Inc.	Adjustments		Adjustments		Combined
	(In thousands)

Sales	$622,750	$181,130	$—		$—		$803,880
Cost of goods sold before depreciation, depletion and amortization	508,855	150,792	—		—		659,647
Selling, general and administrative expenses	56,967	5,736	—		(710)	3(i)	61,993
Depreciation, depletion and amortization	14,690	8,159	—		422	3(h)	23,271

Income from operations	42,238	16,443	—		288		58,969
Interest income	1,363	—	—		(1,363)	3(j)	—
Interest expense	18,297	993	7,955	2(c)	—		27,245
Other income, net	2,239	1,298	—		—		3,537

Income before income tax provision	27,543	16,748	(7,955)		(1,075)		35,261
Income tax provision	11,153	5,513	(3,102)	2(c)	291	3(k)	13,855

Net income (loss)	$16,390	$11,235	$(4,853)		$(1,366)		$21,406

See Notes to Unaudited Pro Forma Combined Financial Information

NOTES TO UNAUDITED PRO FORMA COMBINED
FINANCIAL INFORMATION

1.	Basis of Presentation

The unaudited pro forma combined balance sheet as of March 31, 2006 has been adjusted to give effect to the Alberta acquisition and the financing transactions as if they occurred on March 31, 2006. The unaudited pro forma combined statement of operations for the three months ended March 31, 2006 gives effect to the Alberta acquisition and the financing transactions as if they occurred on January 1, 2005. The unaudited pro forma combined statements of operations for the 12 months ended March 31, 2006 and for the year ended December 31, 2005 give effect to the Alberta acquisition and the financing transactions as if they had occurred at the beginning of the period presented.

Alberta Investments’ consolidated financial statements include the accounts of Alliance Haulers, which is considered to be economically dependent on Redi-Mix, L.P., a wholly owned subsidiary of Alberta Investments.

The unaudited pro forma combined balance sheet as of March 31, 2006 and unaudited pro forma combined statements of operations for the three- and 12-month periods ended March 31, 2006 and for the year ended December 31, 2005 have been prepared based on the following information:

a) Unaudited condensed consolidated financial statements of U.S. Concrete and its subsidiaries as of and for the three months ended March 31, 2006 and March 31, 2005;

b) Audited consolidated financial statements of U.S. Concrete and its subsidiaries as of and for the year ended December 31, 2005;

c) Unaudited consolidated financial statements of Alberta Investments and its subsidiaries as of and for the three months ended March 31, 2006 and March 31, 2005;

d) Audited consolidated financial statements of Alberta Investments and its subsidiaries as of and for the year ended December 31, 2005; and

e) Other supplementary information we considered necessary for the purpose of reflecting the transactions contemplated in the pro forma combined financial statements.

The pro forma adjustments reflecting the Alberta acquisition under the purchase method of accounting are based on various preliminary estimates and assumptions. The actual adjustments to our consolidated financial statements upon consummation of the Alberta acquisition and the allocation of the purchase price will depend upon a number of factors, including additional financial information available at such time, purchase price adjustments under the stock purchase agreement relating to the acquisition, changes in values, final appraisals of land and equipment and changes in the operating results of the entities to be acquired between the date of preparation of this pro forma financial information and the effective time of the acquisition. Accordingly, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible that the differences could be material. We believe that such assumptions provide a reasonable basis for presenting all of the significant effects of the transactions contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma combined financial information.

A summary of the preliminary pro forma purchase price allocation for the Alberta acquisition and the financing transactions is as follows (in thousands):

Estimated Purchase Price

Cash to sellers	$154,104
Acquisition-related transaction costs	670

$154,774

NOTES TO UNAUDITED PRO FORMA COMBINED
FINANCIAL INFORMATION

Preliminary Purchase Price Allocation

Cash	$710
Other current assets	26,247
Property, plant and equipment	66,860
Goodwill	105,515
Other assets	521

Total assets acquired	199,853

Current liabilities excluding debt	14,261
Debt	13,692
Other long-term liabilities	17,126

Total liabilities assumed	45,079

Net assets acquired	$154,774

For purposes of these pro forma combined financial statements, we have allocated to goodwill the excess of the estimated purchase price over the estimated fair value of the net assets acquired, including identifiable intangible assets. We have not allocated any amounts to pre-acquisition contingencies. The pro forma combined financial statements do not include the anticipated financial benefits from items such as cost and revenue synergies arising from the acquisition, nor do the pro forma combined financial statements include any anticipated costs of integration we will incur.

Also, for purposes of these pro forma combined financial statements, the presentation of certain historical items of Alberta Investments has been modified to conform to this pro forma presentation.

2.	Issuance of Senior Subordinated Notes and Borrowing Under Senior Secured Credit Facility

The pro forma adjustments reflect the following assumptions regarding this offering and our concurrent borrowing under our senior secured credit facility to fund in part the payment of the purchase price for the Alberta acquisition.

(a) Reflects the issuance at par of $75 million in aggregate principal amount of the notes we are offering and a $23 million borrowing under our senior secured credit facility, the proceeds from which are used to complete the acquisition of Alberta Investments. Cash from the issuance of the notes is reduced for the estimated debt offering costs incurred in conjunction with the Alberta acquisition.

(b) Reflects the increase in debt offering costs associated with the issuance of $75 million in aggregate principal amount of the notes we are offering and similar fees associated with the amendment to the senior secured credit facility, including an extension of its term to 2011, which will be amortized as interest expense over the remaining life of the related debt.

(c) Reflects additional interest expense, including debt offering cost amortization recorded as interest expense, and related tax effects associated with the issuance of $75 million in aggregate principal amount of notes and $23 million of new borrowings under our senior secured credit facility.

3.	Acquisition of Alberta Investments

The pro forma adjustments assume the following with respect to the Alberta acquisition:

(a) Reflects the payment of cash purchase consideration totaling $154.8 million, inclusive of estimated acquisition-related transaction costs, to the sellers.

NOTES TO UNAUDITED PRO FORMA COMBINED
FINANCIAL INFORMATION

(b) Reflects the preliminary fair value adjustments required to bring the carrying value of the property, plant and equipment associated with the assets acquired and liabilities assumed in the Alberta acquisition to the preliminary estimated fair value of $66.9 million. Included in this estimate is the preliminary fair value assessment of property, plant and equipment of $53.2 million and aggregate reserves of $13.7 million. The final valuation will be based on real property and other appraisals and will not be known until after the Alberta acquisition is completed.

(c) Represents the elimination of Alberta Investments’ existing goodwill of $6.2 million, offset by the adjustment to reflect the excess of the purchase price of Alberta Investments over the estimated fair value of the net assets to be acquired, as goodwill of $105.5 million. The assigned goodwill value is not deductible for federal income tax purposes.

(d) Represents the fair value adjustment associated with the estimated fair value of non-compete agreements associated with the current management of Alberta Investments.

(e) Represents an accrual for estimated transaction-related bonuses for certain members of the management of Alberta Investments associated with the closing of the Alberta acquisition, which are expected to be paid subsequent to closing in the amount of $0.8 million, net of tax, and assuming the acquisition occurred on March 31, 2006. The actual bonus to be paid will be based on a percentage of consolidated pre-tax income of Alberta Investments for the period between January 1, 2006 and 12:01 a.m. Central Time on the first day of the month of the closing of the transaction.

(f) Deferred income taxes liabilities have been increased to reflect the estimated impact of income tax on the fair value adjustments to Alberta Investments’ balance sheet assets and liabilities as described above. An effective income tax rate of 35% has been used to calculate this adjustment.

(g) Alberta Investments’ common stock, additional paid-in capital and retained earnings have been eliminated to reflect the effect of the acquisition.

(h) Represents the adjustment required to record depreciation, depletion and amortization, and reflects the related tax effects thereof associated with the estimated fair values assigned to Alberta Investments’ property, plant and equipment, as well as identifiable intangibles in the preliminary purchase price allocation.

(i) Represents the elimination of the management fees paid by Alberta Investments to its controlling affiliate, which will discontinue upon the completion of the Alberta acquisition.

(j) Represents the elimination of interest income for U.S. Concrete as a result of a reduction in cash on hand associated with the Alberta acquisition.

(k) Represents the adjustment to reflect the aggregate pro forma income tax effect of the adjustments more fully described in notes 2(c), 3(h), 3(i) and 3(j) and Alberta Investments’ historical income before income tax provision (benefit) at an effective income tax rate of 35%.

	Three Months
	Ended
	March 31,
	2005	2006
	(Unaudited)

Ratio of earnings to fixed charges(3)	2.2x	0.5x

(3)	For purposes of computing the ratios of earnings to fixed charges: (a) “earnings” consist of income (loss) before income taxes and cumulative effect of accounting change plus fixed charges (excluding capitalized interest) and (b) “fixed charges” consist of interest expensed and capitalized, amortization of debt issue costs relating to indebtedness and the portion of rental expense representative of a reasonable approximation of the interest factor attributable to leases for rental property. Due to losses for the three months ended March 31, 2006, we would have had to generate additional earnings of approximately $4.4 million to achieve a coverage of 1:1.

As of May 31, 2006, we had approximately 569 salaried employees, including executive officers and management, sales, technical, administrative and clerical personnel, and approximately 964 non-union hourly personnel.

As of May 31, 2006, approximately 1,007 of our employees were represented by labor unions having collective bargaining agreements with us. Generally, these agreements have multi-year terms and expire on a staggered basis between 2006 and 2010. Under these agreements, we pay specified wages to covered employees and make payments to multi-employer pension plans and employee benefit trusts rather than administering the funds on behalf of these employees.

Senior Secured Credit Facility

On March 12, 2004, we entered into a five-year senior secured revolving credit facility with Citicorp North America, Inc., as administrative agent, Bank of America, N.A., as syndication agent, JPMorgan Chase Bank, as documentation agent, and other lenders. The current maximum that may be borrowed under our revolving credit facility is $105.0 million, subject to the limits on availability described below. At March 31, 2006, no borrowings were outstanding under the revolving credit facility and the amount of that available credit was approximately $70.1 million, net of outstanding letters of credit of $14.1 million.

We and the other parties to our senior secured credit facility are finalizing an amendment and restatement of that facility to, among other things:

•	decrease the interest rate margins applicable to loans and commissions payable on letters of credit issued under the facility by 25 basis points;

•	increase the maximum permitted leverage ratio applicable to the incurrence of additional subordinated indebtedness;

•	extend the scheduled termination date of the revolving credit commitments to March 2011 from March 2009;

•	release the real estate mortgages that secure the obligations under the facility;

•	consent to the Alberta acquisition and the financing of that acquisition, including our notes offering; and

•	decrease the commitment fee applicable to the unused portion of the facility by 12.5 basis points, to an annual rate of 0.25% of the average daily unused commitments.

The effectiveness of the amendment and restatement of our senior secured credit facility is a condition to the closing of our notes offering. The following description of our senior secured credit facility assumes that it has been amended and restated as we currently contemplate.

The revolving credit loans will be subject to the mandatory prepayment provisions we describe below. Prepayments under the revolving credit facility will not reduce the amount thereafter available to us under the facility.

Loans under the revolving credit facility will bear interest at fluctuating rates payable monthly in arrears. These rates will be either a domestic base rate or a Eurodollar base rate plus, in each case, a margin. We generally will have the option to specify whether the domestic rate or the Eurodollar rate will apply to all or a portion of the loans. As amended and restated, the revolving credit facility will provide that: (1) the case of domestic rate loans, the margin will vary from 25 to 100 basis points; and (2) the case of Eurodollar rate loans, the margin will vary from 175 to 250 basis points. In each case, the amount of the margin will be keyed to the amount of unused borrowing capacity available to us under the revolving credit facility. The maximum margins will apply if that capacity is less than $20 million, and the margins will decrease as that capacity increases in specified increments.

Our ability to borrow under the revolving credit facility will be limited at any time to our “available credit” at that time. Under the credit agreement for the facility, the available credit at any time will be the amount of our unborrowed capacity at that time which we actually may borrow and will be determined primarily by a borrowing base equal to 85% of the following types of collateral meeting the agreement’s eligibility requirements for inclusion in the base:

•	our receivables;

•	our inventories; and

•	our mixer trucks.

For purposes of computing the borrowing base, inventories and mixer trucks will be counted at their “net orderly liquidation value” (as defined). The borrowing base generally will be determined monthly.

The credit agreement provides that the administrative agent may, on the bases specified, reduce the amount of the available credit from time to time. In addition, while our senior subordinated notes remain outstanding, the limitations these notes impose on our incurrence of debt also may reduce the amount of our available credit.

The revolving credit facility includes a $25 million sublimit for standby letters of credit and a $10 million sublimit for swing loans the swing loan lender under the agreement may in its sole discretion make available to us. Swing loans will be domestic base rate loans payable in full on any subsequent revolving credit borrowing.

Our subsidiaries have guaranteed the repayment of all amounts owing under the senior secured credit facility. In addition, we collateralized the facility with the capital stock of our subsidiaries, excluding minor subsidiaries without operations or material assets, and substantially all the assets of those subsidiaries, excluding most of the assets of the aggregate quarry in northern New Jersey and other real estate owned by us or our subsidiaries. The credit agreement contains covenants restricting, among other things, prepayment or redemption of subordinated notes, distributions, dividends and repurchases of capital stock and other equity interests, acquisitions and investments, mergers, asset sales other than in the ordinary course of business, indebtedness, liens, changes in business, changes to charter documents and affiliate transactions.

The credit agreement contains two financial covenants. As amended and restated, one of those covenants will require us to maintain a minimum fixed charge coverage ratio of 1.0 to 1.0 on a rolling 12-month basis if the available credit under the facility falls below $25 million. The other will limit our capital expenditures (excluding permitted acquisitions) to $45 million for 2006 and the greater of $45 million and 5% of our consolidated revenues in the prior 12 months after 2006.

The administrative agent under the revolving credit facility has established a cash collateral account into which the cash we generate from operations may be required to flow for daily application in accordance with the agreement. If the available credit is below $25 million or after the occurrence and during the continuation of an event of default under the credit agreement, the administrative agent may require that collections on our receivables and other property be applied to repay the principal of all outstanding swing and revolving credit loans and the payment of interest on all loans that have become due before we are able to direct the use of such funds. As a result, we may, subject to our compliance with the conditions to lending, borrow under the revolving credit facility on generally a daily basis.

The credit agreement also provides for mandatory prepayments of the revolving credit loans in the event the amounts outstanding under the revolving credit facility become under-collateralized and in certain other events, including various types of asset sales, insured casualty or loss events, debt incurrences and equity issuances.

The credit agreement specifies various events that would constitute defaults or events of default thereunder, including a “change of control” (as defined), and provides for customary remedies during the continuation of any such event of default.